Exhibit 99.1

DURECT Announces 1-for-10 Reverse Stock Split

CUPERTINO, Calif., November 28, 2022/PRNewswire/ -- DURECT Corporation (Nasdaq: DRRX), a biopharmaceutical company focused on developing epigenetic regulator programs for the treatment of acute organ injury and chronic liver diseases, announced that DURECT’s board of directors today determined that the Company will effect a reverse stock split at a ratio of 1-for-10 as of 5:01 p.m. Eastern Time on December 5, 2022. Beginning with the opening of trading on December 6, 2022, the Company's common stock will trade on a split-adjusted basis.

At a Special Meeting of Stockholders held on November 22, 2022, DURECT stockholders voted to approve a proposal authorizing the board of directors of the Company to amend the Company's certificate of incorporation to effect a reverse stock split of DURECT’s outstanding common shares at an exchange ratio of not less than 1-for-10 and not greater than 1-for-20, and a reduction in the number of authorized shares of common stock from 600,000,000 to 150,000,000 shares. The reduction in the authorized number of shares will also be effective as of 5:00 p.m. Eastern Time on December 5, 2022.

"We appreciate the support of our shareholders in granting our board the authority to effect a reverse split. After in-depth consideration of our options, the board determined that a reverse split of the Company's common shares is in the best interest of shareholders," said James E. Brown, D.V.M., President and Chief Executive Officer of DURECT. "Implementing the reverse stock split will help us maintain compliance with Nasdaq’s $1.00 minimum bid price requirement and potentially make our stock more attractive to a broader range of institutional and other investors."

Upon the effectiveness of the reverse stock split, each ten shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.0001 per share. As a result of the reverse split, there will be approximately 22.8 million shares of common stock issued and outstanding. The reverse stock split will not materially affect any shareholder's ownership percentage of DURECT's common shares. Any fraction of a share of common stock that would be created as a result of the Reverse Stock Split will be cashed out at a price equal to the product of the closing price of the Company’s common stock on December 5, 2022 and the amount of the fractional share. In addition, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options.

The Company’s common stock will continue to trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DRRX.” The common shares will trade under a new CUSIP number, 266605 500, effective December 6, 2022.

Computershare has been appointed by the Company to act as its exchange agent for the Reverse Stock Split. Stockholders owning pre-split shares via a bank, broker or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split and will not be required to take further action in connection with the Reverse Stock Split, subject to brokers’ particular processes. Similarly, registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are also not required to take further action in connection with the Reverse Stock Split. Holders of certificated shares will be contacted by the Company or its exchange agent with further details about how to surrender old certificates.

About DURECT Corporation

DURECT is a biopharmaceutical company committed to transforming the treatment of acute organ injury and chronic liver diseases by advancing novel and potentially lifesaving therapies based on its endogenous epigenetic regulator program. Larsucosterol (also known as DUR-928), DURECT’s lead drug candidate, binds to and inhibits the activity of DNA methyltransferases (DNMTs), epigenetic enzymes which are elevated and associated with hypermethylation found in alcohol-associated hepatitis (AH) patients. Larsucosterol is in clinical development for the potential treatment of AH, for which FDA has granted a Fast Track Designation; non-alcoholic steatohepatitis (NASH) is also being explored. In addition, POSIMIR® (bupivacaine solution) for infiltration use, a non-opioid analgesic utilizing the innovative SABER® platform technology, is FDA-approved and has been exclusively licensed to Innocoll Pharmaceuticals for development and commercialization in the United States. For more information about DURECT, please visit www.durect.com and follow us on Twitter https://twitter.com/DURECTCorp.

DURECT Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: Fast Track designation of larsucosterol, the potential to develop larsucosterol for AH, NASH or other indications, the commercialization of POSIMIR by Innocoll, and the potential benefits, if any, of our product candidates. Actual results may differ materially from those contained in the forward-looking statements contained in this press release, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the risk that current enrollment rates may not persist, the risk that Innocoll may not commercialize POSIMIR successfully, the risk that ongoing and future clinical trials of larsucosterol do not confirm the results from earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy of larsucosterol in a statistically significant manner, and risks related to our ability to obtain capital to fund operations and expenses. Further information regarding these and other risks is included in DURECT’s most recent Securities and Exchange Commission (SEC) filings, including its annual report on Form 10-K for the year ended December 31, 2021 and quarterly report on Form 10-Q for the quarter ended September 30, 2022 under the heading “Risk Factors.” These reports are available on our website www.durect.com under the “Investors” tab and on the SEC’s website at www.sec.gov. All information provided in this press release and in the attachments is based on information available to DURECT as of the date hereof, and DURECT assumes no obligation to update this information as a result of future events or developments, except as required by law.

NOTE: POSIMIR® is a trademark of Innocoll Pharmaceuticals Limited in the U.S. and a trademark of DURECT Corporation outside of the U.S. SABER® is a trademark of DURECT Corporation. Other referenced trademarks belong to their respective owners. Larsucosterol (DUR-928) is an investigational drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

SOURCE: DURECT Corporation

Investor Relations (DURECT) – Michael Morabito, PhD, Solebury Strategic Communications, +1-646-378-2928, mmorabito@soleburystrat.com

Media Contact (DURECT) - Mónica Rouco Molina, PhD, LifeSci Communications, +1-929-469-3850, mroucomolina@lifescicomms.com